EXHIBIT 99.1

ProAssurance Acquires Mid-Continent General Agency to
Expand Ancillary Healthcare Insurance Business

BIRMINGHAM, AL. - (PR Newswire) – December 15, 2008 – ProAssurance Corporation (NYSE: PRA) announced today that it will acquire Mid-Continent General Agency for an undisclosed price. Mid-Continent is a Managing General Agent, based in Houston, producing about $25 million a year in premiums from ancillary healthcare providers and other professional liability coverages. Through the third quarter of 2008, Mid-Continent has underwritten approximately $1.5 million of premium for ProAssurance. The transaction is expected to close in January 2009.

“We have worked with Mid-Continent for a number of years, and have been impressed by the quality of the people and the business they have produced for us,” said Stan Starnes, the Chief Executive Officer of ProAssurance. He added, “Bringing Mid-Continent into our organization will not only provide a steady stream of well underwritten, profitable business, it will expand our presence in the growing market for ancillary healthcare providers. This is a segment of the medical professional liability market that we think will continue to experience significant expansion as healthcare evolves in the coming years.”

“We’re excited about the opportunity to become part of ProAssurance,” said Philip G. Cabaud, the President of Mid-Continent. He said ProAssurance’s expansion into this segment of the healthcare market will fill an important niche. “The market we serve is looking for a stable, high-quality specialty insurer such as ProAssurance. There are a number of opportunities that we believe we can capitalize on with the backing of ProAssurance and its financial strength,” said Cabaud.

Mid-Continent will produce business for ProAssurance’s Excess & Surplus Lines subsidiary, Red Mountain Casualty, but will continue to place some business into other established markets with which it is already doing business. ProAssurance will derive commission income from business Mid-Continent places with other companies.

About ProAssurance
ProAssurance Corporation is the nation's fifth largest writer of medical professional liability insurance and is growing its legal professional liability business. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past two years.

Caution Regarding Forward-Looking Statements
Any statements in this news release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to certain risks and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements.

Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. There are numerous important factors that could cause our actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that we use to convey our view of future events and trends are expressly designated as forward-looking statements as are sections of this news release clearly identified as giving our outlook on future business.

Forward-looking statements relating to our business include, among other things: statements concerning liquidity and capital requirements, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other matters.

These forward-looking statements highlight significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	general economic conditions, either nationally or in our market area, that are different than anticipated;

•	regulatory and legislative actions or decisions that adversely affect our business plans or operations;

•	inflation, particularly in loss costs trends;

•	changes in the interest rate environment;

•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;

•	changes in laws or government regulations affecting medical professional liability insurance;

•	changes to our ratings assigned by rating agencies;

•	the effects of changes in the healthcare delivery system;

•	uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectability of insurance/reinsurance;

•	the results of litigation, including pre-or-post-trial motions, trials and/or appeals we undertake;

•	bad faith litigation which may arise from our handling of any particular claim, including failure to settle;

•	changes in competition among insurance providers and related pricing weaknesses in some markets;

•	loss of independent agents;

•	our ability to purchase reinsurance and collect payments from our reinsurers;

•	increases in guaranty fund assessments;

•	our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;

•
the expected benefits from acquisitions may not be achieved or may be delayed longer than expected due to, among other reasons, business disruption, loss of customers and employees, increased operating costs or inability to achieve cost savings, and assumption of greater than expected liabilities;

•	changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board;

•	changes in our organization, compensation and benefit plans;

•	our ability to recruit and retain senior management; and

•	our proposed transaction with PICA may not be approved by PICA’s mutual policyholder or regulators.

Investors should not place undue reliance on any such forward-looking statements, which speak only as of the date made. The factors listed above could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in various documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”